Exhibit 99.1
CEVA, Inc. Announces Third Quarter 2011 Financial Results
•	First license agreement for CEVA-MM3000 video & imaging platform for smartphones and smart TVs
•	Quarterly volume of CEVA-powered units shipped increase for eleventh quarter in succession, reaching 250 million
•	Record high profitability — gross margin expand to 95%, operating margins reach 32% and 41% on a US GAAP and non-GAAP basis, respectively
MOUNTAIN VIEW, Calif. — October 27, 2011 — CEVA, Inc. (NASDAQ: CEVA); (LSE: CVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile handset, portable and consumer electronics markets, today announced its financial results for the third quarter ended September 30, 2011.
Total revenue for the third quarter of 2011 was $14.8 million, an increase of 39% compared to $10.7 million reported for the third quarter of 2010. Third quarter 2011 licensing revenue was $5.2 million, representing an increase of 17% when compared to $4.5 million reported for the same quarter a year ago. Royalty revenue for the third quarter 2011 was $8.8 million, an increase of 67% compared to $5.2 million reported for the third quarter of 2010. Revenue from services for the third quarter of 2011 was $0.9 million, a decrease of 12% compared to $1 million reported for the third quarter of 2010.
Gideon Wertheizer, Chief Executive Officer of CEVA, stated, “CEVA’s strong third quarter performance reflects the continued strength of our cellular baseband presence, as shipment volumes of CEVA-powered products increased for the eleventh consecutive quarter, reaching 250 million units during the quarter. We continue to see considerable interest in our diverse technology portfolio from both existing and new customers, as evidenced by strategic licensing agreements with a high volume semiconductor vendor for our new CEVA-MM3000 platform to be used for smartphones and smart-TVs and with a tier on handset and tablet OEM for our audio platform.”
Of the eight new license agreements concluded during the third quarter of 2011, six agreements were for CEVA DSP cores, platforms and software, one agreement was for CEVA SATA/SAS product lines and one agreement was for CEVA Bluetooth technology. Target applications for customer deployment are 4G baseband processors, video, imaging and audio in application processors, power line communications (PLC), connectivity and solid state drives (SSDs). Geographically, two of the agreements signed were in the U.S. and six were in Asia Pacific, including Japan.

U.S. GAAP net income for the third quarter of 2011 was $4.9 million, an increase of 65% over $3.0 million reported for the same period in 2010. U.S. GAAP diluted earnings per share for the third quarter of 2011 were $0.20, an increase of 54% compared to $0.13 for the third quarter of 2010.
Non-GAAP net income and diluted earnings per share for the third quarter of 2011 were $6.3 million and $0.26 respectively, representing an increase of 107% and 86%, respectively, over the $3.0 million and $0.14 reported for the third quarter of 2010. Non-GAAP net income and diluted earnings per share for the third quarter of 2011 and 2010 excluded an aggregate equity-based compensation expense, net of taxes, of $1.4 million and $0.5 million, respectively.
Yaniv Arieli, Chief Financial Officer of CEVA, stated, “Our third quarter financial performance achieved a number of significant milestones and maintained the momentum generated during the first half of the year. We produced record high gross margins, operating margins, non-GAAP net income and earnings per share through a combination of solid licensing pipeline, reflecting our excellent product portfolio, continued strength in our royalty business and a company-wide commitment to conservative financial management. At the end of the third quarter, our cash balance, marketable securities and bank deposits totaled approximately $156 million.”
CEVA Conference Call
On October 27, 2011, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1:30 p.m. London time, to discuss the operating performance for the third quarter ended September 30, 2011.
The conference call will be available via the following dial in numbers:
•	U.S. Participants: Dial 1-800-860-2442 (Access Code: CEVA or 10005147)
•	International Participants: Dial +1-412-858-4600 (Access Code: CEVA or 10005147)
The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=82668. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 (passcode: 10005147) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on November 03, 2011. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli	Richard Kingston
CEVA, Inc.	CEVA, Inc.
CFO	Director of Marketing & Investor Relations
+1.650.417.7941	+1.650.417.7976
yaniv.arieli@ceva-dsp.com	richard.kingston@ceva-dsp.com
About CEVA, Inc.
CEVA is the world’s leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the mobile handset, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia, HD video and audio, voice over packet (VoP), Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2010, CEVA’s IP was shipped in over 600 million devices, powering handsets from 7 out of the top 8 handset OEMs, including Nokia, Samsung, LG, Motorola, Sony Ericsson and ZTE. Today, more than one in every three handsets shipped worldwide is powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com. Follow CEVA on twitter at www.twitter.com/cevadsp.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing	$5,225	$4,459	$15,528	$13,774
Royalties	8,766	5,238	26,244	15,372
Other revenues	856	978	2,515	2,739

Total revenues	14,847	10,675	44,287	31,885

Cost of revenues	811	1,001	2,635	2,578

Gross profit	14,036	9,674	41,652	29,307

Operating expenses:
Research and development, net	5,158	4,129	15,813	13,243
Sales and marketing	2,099	1,664	6,650	5,248
General and administrative	2,057	1,593	5,553	4,709

Total operating expenses	9,314	7,386	28,016	23,200

Operating income	4,722	2,288	13,636	6,107
Interest and other income, net	784	493	2,046	1,591

Income before income tax	5,506	2,781	15,682	7,698
Income tax expense (income)	571	(208)	1,973	527

Net income	4,935	2,989	13,709	7,171

Basic net income per share	$0.21	$0.14	$0.59	$0.34

Diluted net income per share	$0.20	$0.13	$0.57	$0.32
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	23,390	21,244	23,065	20,989
Diluted	24,253	22,356	24,105	22,114

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures
(U.S. Dollars in thousands, except per share amounts)

	Quarter ended				Nine months ended
	September 30,				September 30,
	2011		2010		2011		2010
	Unaudited		Unaudited		Unaudited		Unaudited
GAAP net income	4,935		2,989		13,709		7,171
Equity-based compensation expense included in cost of revenue	61		23		171		56
Equity-based compensation expense included in research and development expenses	510		183		1,372		489
Equity-based compensation expense included in sales and marketing expenses	291		92		747		300
Equity-based compensation expense included in general and administrative expenses	553		239		1,250		816
Income tax expense (income)	(99	)(2)	(500	)(1)	(98	)(2)	(500	)(1)

Non-GAAP net income	6,251		3,026		17,151		8,332

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	24,253		22,356		24,105		22,114

Weighted-average number of shares related to outstanding options	11		41		19		64

Weighted-average number of Common Stock used in computation of diluted net income per share, excluding equity-based compensation expense and tax income (in thousands)	24,264		22,397		24,124		22,178

GAAP diluted net income per share	$0.20		$0.13		$0.57		$0.32
Equity-based compensation expense	$0.06		$0.03		$0.14		$0.08
Income tax expense (income)	—		$(0.02	)(1)	—		$(0.02	)(1)

Non-GAAP diluted net income per share	$0.26		$0.14		$0.71		$0.38

(1)
Results for the three months and the nine months ended September 30, 2010 included $0.5 million of tax income associated with adjustments related to international cost allocations, as well as tax planning strategies to utilize certain deferred tax assets.

(2)	Results for the three months and the nine months ended September 30, 2011 included $0.1 million of tax income related to equity-based compensation expenses.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands

	September 30,	December 31,
	2011	2010
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$22,695	$17,098
Marketable securities and short term bank deposits	114,537	98,681
Trade receivables, net	4,485	5,906
Deferred tax assets	1,973	1,288
Prepaid expenses and other accounts receivables	4,508	4,609

Total current assets	148,198	127,582

Long-term investments:
Long-term bank deposits	18,369	15,173
Severance pay fund	5,525	5,433
Deferred tax assets	893	574
Property and equipment, net	1,192	1,348
Goodwill	36,498	36,498

Total assets	$210,675	$186,608

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$562	$616
Deferred revenues	1,450	616
Accrued expenses and other payables	9,353	10,521
Deferred tax liabilities	136	901

Total current liabilities	11,501	12,654

Accrued severance pay	5,782	5,486

Total liabilities	17,283	18,140

Stockholders’ equity:
Common Stock	23	23
Additional paid in-capital	189,256	176,838
Accumulated other comprehensive income (loss)	(886)	317
Accumulated income (deficit)	4,999	(8,710)

Total stockholders’ equity	193,392	168,468

Total liabilities and stockholders’ equity	$210,675	$186,608